Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

May 5, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent auditors for Blue Sphere Corp. (the “Registrant”). We have read the disclosure in the section “Changes In Registrant’s Certifying Accountant” as included in Item 4.01 of the Registrant’s Form 8-K to be filed on or about May 6, 2010 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC